Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
January 26, 2012	Meghan O’Leary
Investor Relations
(408) 654-6364
NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2011 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SANTA CLARA, Calif. — January 26, 2012 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2011.

Consolidated net income available to common stockholders for the fourth quarter of 2011 was $35.6 million, or $0.81 per diluted common share, compared to $37.6 million, or $0.86 per diluted common share, for the third quarter of 2011, and $17.5 million, or $0.41 per diluted common share, for the fourth quarter of 2010. Consolidated net income available to common stockholders for 2011 was $171.9 million, or $3.94 per diluted common share, compared to $95.0 million, or $2.24 per diluted common share, for 2010.

“In the fourth quarter we delivered substantial loan growth, solid core fee income, and exemplary credit quality,” said Greg Becker, President and CEO of SVB Financial Group. “This outstanding quarter was a fitting close to a year in which we grew earnings by 81 percent and delivered double-digit return on equity. Our results speak to the power of our business model and the resilience of our innovation-oriented client base, which has flourished despite broader economic weakness. In 2012, we believe our clients’ strong performance will continue to help us drive solid core earnings.”

Highlights of our fourth quarter 2011 results (compared to third quarter 2011, unless otherwise noted) included:

•

Continued strong growth in our lending business with average loan balances of $6.4 billion, an increase of $388.2 million (or 6.5 percent) from the third quarter of 2011. Period-end loan balances were $7.0 billion, an increase of $641.5 million from the third quarter of 2011.

•

Strong overall credit quality, as reflected by a decrease in our allowance for loan losses as a percentage of gross loans to 1.28 percent from 1.34 percent in the third quarter. Our provision for loan losses of $8.2 million for the fourth quarter of 2011 was primarily due to an increase in the allowance for the increase in period-end loan balances.

•	Net interest income (fully taxable equivalent basis) of $140.6 million, an increase of $4.6 million from the third quarter of 2011.

•

Net gains on equity warrant assets of $14.1 million, compared to $5.5 million in the third quarter of 2011, reflective of the strength of merger and acquisition (“M&A”) activity within the technology and innovation industry.

•	Gains on investment securities, net of noncontrolling interests, of $7.5 million, compared to $9.3 million for the third quarter of 2011.

•	An increase of $7.3 million in noninterest expense primarily to support continued growth in our business through increased headcount and ongoing initiatives.

Non-GAAP net income available to common stockholders for 2011 and 2010, excluding gains from the sale of certain available-for-sale securities (in the second quarter of 2011 and third quarter of 2010) and gains from the early extinguishment of debt and the termination of corresponding interest rate swaps (in the second quarter of 2011), was $147.5 million, or $3.38 per diluted common share, and $80.1 million, or $1.89 per diluted common share, respectively. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided at the end of this release.)

Fourth Quarter and Full Year 2011 Summary

	Three months ended					Year ended
(Dollars in millions, except share data and ratios)	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2011	2011	2011	2011	2010	2011	2010
Income statement:
Diluted earnings per common share	$0.81	$0.86	$1.50	$0.76	$0.41	$3.94	$2.24
Net income available to common stockholders	35.6	37.6	65.8	33.0	17.5	171.9	95.0
Net interest income	140.1	135.5	130.5	120.3	104.5	526.3	418.1
Provision for (reduction of) loan losses	8.2	0.8	0.1	(3.0)	15.5	6.1	44.6
Noninterest income	73.1	95.6	123.7	90.0	71.9	382.3	247.5
Noninterest expense	134.7	127.5	121.0	117.4	115.9	500.6	422.8
Non-GAAP net income available to common stockholders (1)	35.6	37.6	41.4	33.0	17.5	147.5	80.1
Non-GAAP diluted earnings per common share (1)	0.81	0.86	0.95	0.76	0.41	3.38	1.89
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of available-for-sale securities (1)	62.1	54.4	59.8	46.4	52.1	222.7	168.6
Non-GAAP noninterest expense, net of noncontrolling interests (1)	132.0	124.7	121.5	114.0	112.6	492.2	410.5

Fully taxable equivalent:
Net interest income (2)	$140.6	$135.9	$130.9	$120.8	$105.0	$528.2	$420.2
Net interest margin	3.10%	3.13%	3.13%	2.96%	2.74%	3.08%	3.08%

Balance sheet:
Average total assets	$19,660.6	$18,796.5	$18,254.5	$17,950.2	$16,526.2	$18,670.5	$14,858.2
Average loans, net of unearned income	6,394.8	6,006.6	5,532.8	5,312.1	5,007.1	5,815.1	4,435.9
Average available-for-sale securities	9,530.3	9,620.9	9,513.3	8,725.2	6,878.1	9,350.4	5,347.3
Average noninterest-bearing demand deposits	11,586.3	10,634.8	9,551.7	9,147.5	8,016.1	10,237.8	7,217.0
Average interest-bearing deposits	4,925.7	5,169.3	5,718.1	5,519.0	5,280.9	5,331.0	4,811.4
Average total deposits	16,512.0	15,804.0	15,269.7	14,666.5	13,297.0	15,568.8	12,028.3
Average long-term debt	605.4	610.0	770.3	1,210.3	1,225.2	796.8	968.4
Period-end total assets	19,968.9	19,195.4	19,366.7	18,618.3	17,527.8	19,968.9	17,527.8
Period-end loans, net of unearned income	6,970.1	6,328.6	5,978.6	5,651.2	5,521.7	6,970.1	5,521.7
Period-end available-for-sale securities	10,536.0	9,639.4	9,580.9	9,500.8	7,918.0	10,536.0	7,918.0
Period-end non-marketable securities	1,004.4	952.0	875.2	798.1	721.5	1,004.4	721.5
Period-end noninterest-bearing demand deposits	11,861.9	11,162.8	10,683.9	9,524.7	9,011.5	11,861.9	9,011.5
Period-end interest-bearing deposits	4,847.6	4,976.4	5,594.5	5,805.6	5,325.4	4,847.6	5,325.4
Period-end total deposits	16,709.5	16,139.2	16,278.5	15,330.3	14,336.9	16,709.5	14,336.9

Off-balance sheet:
Average total client investment funds	$18,458.7	$17,915.6	$17,759.2	$16,812.1	$16,298.4	$17,736.4	$15,711.1
Period-end total client investment funds	18,743.9	18,692.4	18,158.7	17,035.4	16,893.7	18,743.9	16,893.7
Total unfunded credit commitments	7,206.4	6,764.6	6,697.3	6,317.2	6,270.5	7,206.4	6,270.5

Earnings ratios:
Return on average assets (annualized) (3)	0.72%	0.79%	1.44%	0.75%	0.42%	0.92%	0.64%
Non-GAAP return on average assets (annualized) (1)	0.72	0.79	0.91	0.75	0.42	0.79	0.54
Return on average common SVBFG stockholders’ equity (annualized) (4)	8.99	9.93	18.78	10.18	5.37	11.87	7.72
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	8.99	9.93	11.81	10.18	5.37	10.18	6.51

Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.28%	1.34%	1.36%	1.44%	1.48%	1.28%	1.48%
Gross charge-offs as a % of average total gross loans (annualized)	0.43	0.54	0.31	0.33	0.84	0.41	1.15
Net charge-offs (recoveries) as a % of average total gross loans (annualized)	0.22	(0.15)	0.00	(0.19)	0.57	(0.02)	0.77

Other ratios:
Operating efficiency ratio (5)	63.06%	55.04%	47.53%	55.72%	65.52%	54.98%	63.32%
Non-GAAP operating efficiency ratio (1)	65.16	65.53	63.72	68.16	71.67	65.56	69.71
Total risk-based capital ratio	13.95	14.81	14.97	16.85	17.35	13.95	17.35
Tangible common equity to tangible assets (1)	7.86	8.00	7.42	7.05	7.27	7.86	7.27
Tangible common equity to risk-weighted assets (1)	13.25	14.21	13.72	13.12	13.54	13.25	13.54
Book value per common share (6)	36.07	35.50	33.31	30.76	30.15	36.07	30.15
Period-end loans, net of unearned income, to deposits	41.71	39.21	36.73	36.86	38.51	41.71	38.51
Average loans, net of unearned income, to deposits	38.73	38.01	36.23	36.22	37.66	37.35	36.88

Other statistics:
Average SVB prime lending rate	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Average full-time equivalent employees	1,522	1,478	1,416	1,389	1,353	1,451	1,305
Period-end full-time equivalent employees	1,526	1,504	1,428	1,396	1,357	1,526	1,357

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011, and December 31, 2010. The taxable equivalent adjustments were $2.0 million for the year ended December 31, 2011 and $2.1 million for the year ended December 31, 2010.
(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average SVBFG stockholders’ equity.
(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $140.6 million for the fourth quarter of 2011, compared to $135.9 million for the third quarter of 2011 and $105.0 million for the fourth quarter of 2010. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the third quarter to the fourth quarter of 2011. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q4’11 compared to Q3’11
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$348	$(209)	$139
Available-for-sale securities	(377)	1,516	1,139
Loans	6,433	(3,231)	3,202

Increase (decrease) in interest income, net	6,404	(1,924)	4,480

Interest expense:
Deposits	(94)	(138)	(232)
Long-term debt	(74)	169	95

(Decrease) increase in interest expense, net	(168)	31	(137)

Increase (decrease) in net interest income	$6,572	$(1,955)	$4,617

The increase in net interest income, on a fully taxable equivalent basis, from the third quarter to the fourth quarter of 2011, was primarily attributable to the following:

•

An increase in interest income of $3.2 million from our loan portfolio, primarily due to an increase in average loan balances of $388.2 million. This increase was partially offset by a decrease in the overall yield on our portfolio resulting from changes in loan composition, which is reflective of our ongoing strategy of growing our larger, later stage client portfolio that typically has lower credit risk.

•

An increase of $1.1 million in interest income from available-for-sale securities due the reinvestment of maturing lower-yielding securities into higher-yielding fixed rate securities. This increase was partially offset by a decrease in interest income from a decrease in average available-for-sale securities balances of $90.6 million.

Net interest margin, on a fully taxable equivalent basis, was 3.10 percent for the fourth quarter of 2011, compared to 3.13 percent for the third quarter of 2011 and 2.74 percent for the fourth quarter of 2010. The main factors affecting our net interest margin for the fourth quarter of 2011 were lower overall yields on our loan portfolio resulting from changes in loan composition and growth in average deposit balances which were invested in overnight cash with the Federal Reserve earning interest at the federal funds target rate. These decreases in net interest margin were partially offset by an increase from growth in average loan balances as well as an increase in net interest margin from higher overall yields in our available-for-sale securities portfolio.

For the fourth quarter of 2011, 72.5 percent, or $4.8 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable indices. This compares to 71.5 percent, or $4.4 billion, for the third quarter of 2011 and 73.5 percent, or $3.9 billion, for the fourth quarter of 2010. For the fourth quarter of 2011, average variable-rate available-for-sale securities were $2.5 billion, or 26.2 percent of our available-for-sale securities portfolio, compared to $2.6 billion, or 27.4 percent in the third quarter of 2011. These securities have variable-rate coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability strategies.

Average available-for-sale securities decreased by $90.6 million to $9.5 billion for the fourth quarter of 2011, compared to $9.6 billion for the third quarter of 2011 and $6.9 billion for the fourth quarter of 2010. Period-end available-for-sale securities were $10.5 billion at December 31, 2011, $9.6 billion at September 30, 2011, and $7.9 billion at December 31, 2010. During the fourth quarter of 2011 we purchased $2.1 billion in new investments (primarily in December), which was partially offset by paydowns of $1.2 billion.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments in venture capital funds, venture debt funds and private portfolio companies.

Non-marketable securities were $1.0 billion ($357.0 million net of noncontrolling interests) as of December 31, 2011, compared to $952.0 million ($346.4 million net of noncontrolling interests) as of September 30, 2011 and $721.5 million ($298.1 million net of noncontrolling interests) as of December 31, 2010. The increase from the third quarter to the fourth quarter of 2011 was primarily attributable to additional capital calls for fund investments in the fourth quarter of 2011. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $6.4 billion for the fourth quarter of 2011, compared to $6.0 billion for the third quarter of 2011 and $5.0 billion for the fourth quarter of 2010. Period-end loans, net of unearned income, were $7.0 billion at December 31, 2011, compared to $6.3 billion at September 30, 2011 and $5.5 billion at December 31, 2010. The increase in average and period-end loan balances from the third quarter to the fourth quarter of 2011 came from all of our client industry segments.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $2.2 billion, $1.8 billion, and $1.3 billion at December 31, 2011, September 30, 2011, and December 31, 2010, respectively, which represents 31.2 percent, 28.2 percent, and 23.0 percent of total gross loans, respectively. Further details are provided at the end of this release under the section “Loan Concentration”.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Allowance for loan losses, beginning balance	$85,246	$82,155	$74,369	$82,627	$72,450
Provision for loan losses	8,245	769	15,504	6,101	44,628
Gross loan charge-offs	(7,041)	(8,248)	(10,637)	(23,904)	(51,239)
Loan recoveries	3,497	10,570	3,391	25,123	16,788

Allowance for loan losses, ending balance	$89,947	$85,246	$82,627	$89,947	$82,627

Provision for loan losses as a percentage of total gross loans (annualized)	0.47%	0.05%	1.10%	0.09%	0.80%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.43	0.54	0.84	0.41	1.15
Net loan charge-offs (recoveries) as a percentage of average total gross loans (annualized)	0.22	(0.15)	0.57	(0.02)	0.77
Allowance for loan losses as a percentage of period-end total gross loans	1.28	1.34	1.48	1.28	1.48
Total gross loans at period-end	$7,030,321	$6,382,235	$5,567,205	$7,030,321	$5,567,205
Average total gross loans	6,446,061	6,057,937	5,048,428	5,863,319	4,471,706

We had a provision for loan losses of $8.2 million for the fourth quarter of 2011, compared to a provision of $0.8 million for the third quarter of 2011. The provision of $8.2 million was primarily due to an increase in the allowance for the increase in period-end loans. Gross loan charge-offs of $7.0 million for the fourth quarter of 2011 were primarily from our software portfolio. Loan recoveries of $3.5 million for the fourth quarter of 2011 were primarily from our life science and software portfolios.

Our allowance for loan losses as a percentage of total gross loans decreased from 1.34 percent at September 30, 2011 to 1.28 percent at December 31, 2011, primarily due to a reduction in the reserve for our nonperforming loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.23 percent at December 31, 2011, compared to 1.25 percent at September 30, 2011.

Our nonperforming loans totaled $36.6 million at December 31, 2011, compared to $40.5 million at September 30, 2011 and $39.5 million at December 31, 2010. The allowance for loan losses related to impaired loans was $3.7 million, $6.0 million and $6.9 million at December 31, 2011, September 30, 2011, and December 31, 2010, respectively. The decrease of $2.3 million from the third quarter to the fourth quarter of 2011 was primarily due to the effect of decreased risk related to our nonperforming loans.

Deposits

Average deposits were $16.5 billion for the fourth quarter of 2011, compared to $15.8 billion for the third quarter of 2011 and $13.3 billion for the fourth quarter of 2010. Period-end deposits were $16.7 billion at December 31, 2011, compared to $16.1 billion at September 30, 2011 and $14.3 billion at December 31, 2010. The increase in average deposits from the third quarter to the fourth quarter of 2011 came primarily from an increase in our noninterest-bearing demand deposits, which increased by $951.5 million to $11.6 billion, partially offset by a decrease of $243.5 million in our interest-bearing deposits. The overall increase in our deposit balances was primarily due to growth from new clients and the continued lack of attractive market investment opportunities for our deposit clients.

Noninterest Income

Noninterest income was $73.1 million for the fourth quarter of 2011, compared to $95.6 million for the third quarter of 2011 and $71.9 million for the fourth quarter of 2010. Non-GAAP noninterest income, net of noncontrolling interests was $62.1 million for the fourth quarter of 2011, compared to $54.4 million for the third quarter of 2011 and $52.1 million for the fourth quarter of 2010. Reconciliation of our non-GAAP noninterest income and non- GAAP net gains on investment securities, both of which exclude amounts attributable to noncontrolling interests, is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

The decrease of $22.5 million in noninterest income from the third quarter to the fourth quarter of 2011 was primarily driven by lower gains on investment securities, partially offset by higher gains from equity warrant assets. Items impacting the change in noninterest income from the third quarter to the fourth quarter of 2011 were as follows:

•

Net gains on investment securities of $19.8 million for the fourth quarter of 2011, compared to net gains of $52.3 million for the third quarter of 2011. Net of noncontrolling interests, net gains on investment securities were $7.5 million for the fourth quarter of 2011, compared to $9.3 million for the third quarter of 2011. The net gains, net of noncontrolling interests, of $7.5 million for the fourth quarter of 2011 were primarily due to the following:

•	Gains of $4.1 million from the sale of private company shares, which were originally acquired through the exercise of equity warrant assets.

•	Gains of $3.2 million from our investments in debt funds due primarily to valuation gains.

As of December 31, 2011, we held investments, either directly or through twelve of our managed investment funds, in 456 funds (that were primarily venture capital funds), 97 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended December 31, 2011 and September 30, 2011, respectively:

	Three months ended December 31, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Co- Investment Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$11,455	$1,006	$3,250	$(161)	$4,205	$19,755
Less: income attributable to noncontrolling interests, including carried interest	11,143	1,105	11	—	—	12,259

Net gains (losses) on investment securities, net of noncontrolling interests	$312	$(99)	$3,239	$(161)	$4,205	$7,496

	Three months ended September 30, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Co- Investment Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$32,264	$17,517	$1,422	$5	$1,054	$52,262
Less: income (loss) attributable to noncontrolling interests, including carried interest	28,765	14,222	(26)	—	—	42,961

Net gains on investment securities, net of noncontrolling interests	$3,499	$3,295	$1,448	$5	$1,054	$9,301

Additional items impacting the change in noninterest income were as follows:

•

Net gains on derivative instruments of $14.5 million for the fourth quarter of 2011, compared to net gains of $10.0 million for the third quarter of 2011. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Year ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$811	$658	$662	$2,259	$1,914
Gains on internal foreign exchange forward contracts, net (1)	1,433	3,591	532	1,973	710

Total gains on foreign exchange forward contracts, net	2,244	4,249	1,194	4,232	2,624
Change in fair value of interest rate swaps	(3)	(400)	—	(470)	—
Net (losses) gains on other derivatives (2)	(1,777)	584	280	(2,520)	342
Net gains on equity warrant assets	14,064	5,518	3,483	37,439	6,556

Total gains on derivative instruments, net	$14,528	$9,951	$4,957	$38,681	$9,522

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.
(2)	Primarily represents the change in fair value of loan conversion options.

The key changes in factors affecting net gains on derivative instruments from the third quarter to the fourth quarter of 2011 were as follows:

•

Net gains on equity warrant assets of $14.1 million for the fourth quarter of 2011, compared to net gains of $5.5 million for the third quarter of 2011. The net gains on equity warrant assets for the fourth quarter of 2011 reflect the strength of M&A activity within the technology and innovation industry. These gains were driven by gains of $8.3 million from valuation increases in our equity warrant assets and gains of $5.9 million from the exercise of equity warrant assets.

•

Net gains of $1.4 million on internal foreign exchange forward contracts for our foreign currency denominated loans in the fourth quarter of 2011, compared to net gains of $3.6 million in the third quarter of 2011. The net gains on internal foreign exchange forward contracts in the fourth quarter of 2011 were primarily due to the strengthening of the U.S. dollar against the Euro and were partially offset by net losses of $1.3 million from the revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed below).

•	An increase in other noninterest income of $3.7 million, primarily due to the following:

•

Net losses of $1.3 million from the revaluation of our foreign currency denominated loans for the fourth quarter of 2011, compared to net losses of $3.8 million for the third quarter of 2011. The net losses of $1.3 million for the fourth quarter of 2011 were primarily due to the strengthening of the U.S. dollar against the Euro, and were partially offset by net gains of $1.4 million from our internal forward exchange forward contracts that are included in the line item “Gains on derivative instruments, net” as part of noninterest income (as discussed above).

Noninterest Expense

Noninterest expense was $134.7 million for the fourth quarter of 2011, compared to $127.5 million for the third quarter of 2011 and $115.9 million for the fourth quarter of 2010. The key factors contributing to the increase of $7.2 million in noninterest expense from the third quarter to the fourth quarter of 2011 were as follows:

•	An increase of $3.5 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Compensation and benefits:
Salaries and wages	$34,936	$33,342	$29,921	$134,719	$116,639
Incentive compensation and ESOP	25,371	23,907	19,233	97,265	65,503
Other employee benefits (1)	20,207	19,760	17,459	81,059	66,464

Total compensation and benefits	$80,514	$77,009	$66,613	$313,043	$248,606

Period-end full-time equivalent employees	1,526	1,504	1,357	1,526	1,357
Average full-time equivalent employees	1,522	1,478	1,353	1,451	1,305

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.

The key changes in factors affecting compensation and benefits expense from the third quarter to the fourth quarter of 2011 were as follows:

•

An increase of $1.6 million in salaries and wages expense, primarily due to an increase in the number of average full-time equivalent employees (“FTE”), which increased by 44 to 1,522 FTEs for the fourth quarter of 2011 compared to 1,478 FTEs for the third quarter of 2011.

•

An increase of $1.5 million in incentive compensation and employee stock ownership plan (“ESOP”) expenses, primarily reflective of our expected payout of incentive compensation based on our full year results.

•	An increase of $1.7 million in professional services expense, primarily to support continued growth in our business through ongoing initiatives.

•	An increase of $1.5 million in premises and equipment expense, primarily due to increased depreciation expense on software to maintain and enhance our IT infrastructure.

Non-GAAP noninterest expense, net of noncontrolling interests, was $132.0 million for the fourth quarter of 2011, compared to $124.7 million for the third quarter of 2011 and $112.6 million for the fourth quarter of 2010. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 42.5 percent for the fourth quarter of 2011, compared to 41.6 percent for the third quarter of 2011 and 38.6 percent for the fourth quarter of 2010. The increase in the tax rate was primarily attributable to the lower effect of low income housing investment credits and foreign tax credits on our overall pre-tax income.

Our effective tax rate was 40.9 percent for the year ended December 31, 2011, compared to 39.3 percent for 2010. The increase in the tax rate from 2010 to 2011 was primarily attributable to the effect of higher taxes on foreign operations on our overall pre-tax income.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” on our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net interest income (1)	$(38)	$(32)	$(8)	$(122)	$(28)
Noninterest income (1)	(11,052)	(43,487)	(19,751)	(125,328)	(55,419)
Noninterest expense (1)	2,699	2,766	3,298	11,567	12,348
Carried interest (2)	75	2,248	(34)	2,992	1,233

Net income attributable to noncontrolling interests	$(8,316)	$(38,505)	$(16,495)	$(110,891)	$(41,866)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $8.3 million for the fourth quarter of 2011, compared to $38.5 million for the third quarter of 2011 and $16.5 million for the fourth quarter of 2010. Net income attributable to noncontrolling interests of $8.3 million for the fourth quarter of 2011 was primarily a result of the following:

•	Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $12.3 million, primarily from gains of $11.1 million from our managed funds of funds.

•	Noninterest expense of $2.7 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $33.3 million to $1.6 billion at December 31, 2011, primarily due to net income of $35.6 million in the fourth quarter of 2011 and an increase in additional paid-in capital of $11.8 million primarily from stock option exercises during the fourth quarter of 2011. These increases were partially offset by a decrease in accumulated other comprehensive income of $14.1 million, primarily due to decreases in the fair value of our available-for-sale securities portfolio as a result of increases in market interest rates.

Outlook for the Year Ending December 31, 2012

Our outlook for the year ending December 31, 2012 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as level of initial public offering (“IPO”), M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2012, compared to our 2011 results, we currently expect the following outlook:

Current full year 2012 outlook compared to 2011 results (as of January 26, 2012)

Average loan balances	Increase at a percentage rate in the mid twenties

Average deposit balances	Increase at a percentage rate in the low teens

Net interest income	Increase at a percentage rate in the high teens

Net interest margin	Between 3.20% and 3.30%

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2011 levels of 1.23%

Net loan charge-offs	Between 0.40% and 0.70% of average total gross loans

Nonperforming loans as a percentage of total gross loans	Lower than 2011 levels of 0.52%

Fees for deposit services, letters of credit, credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the mid teens

Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at a percentage rate in the high single digits

*	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2012” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for the year 2012.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2012 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by U.S. generally accepted accounting principles, and (ix) regulatory or legal changes. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 26, 2012, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter and year ended December 31, 2011. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “42168862.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 26, 2012, through midnight on Tuesday, January 31, 2012, by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “42168862.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 26, 2012.

About SVB Financial Group

For nearly three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, cleantech, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group (Nasdaq: SIVB) operates through 26 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income:
Loans	$104,895	$101,693	$89,324	$389,830	$319,540
Available-for-sale securities:
Taxable	40,493	39,357	25,929	165,449	127,422
Non-taxable	900	899	940	3,623	3,809
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,514	1,375	2,516	6,486	10,960

Total interest income	147,802	143,324	118,709	565,388	461,731

Interest expense:
Deposits	1,483	1,715	3,463	8,862	14,778
Borrowings	6,249	6,154	10,728	30,249	28,818

Total interest expense	7,732	7,869	14,191	39,111	43,596

Net interest income	140,070	135,455	104,518	526,277	418,135
Provision for loan losses	8,245	769	15,504	6,101	44,628

Net interest income after provision for loan losses	131,825	134,686	89,014	520,176	373,507

Noninterest income:
Gains on investment securities, net	19,755	52,262	25,940	195,034	93,360
Foreign exchange fees	11,494	11,546	9,943	43,891	36,150
Gains on derivative instruments, net	14,528	9,951	4,957	38,681	9,522
Deposit service charges	7,994	8,259	9,386	31,208	31,669
Credit card fees	6,054	4,506	3,832	18,741	12,685
Client investment fees	2,714	2,939	4,458	12,421	18,020
Letters of credit and standby letters of credit fees	3,749	3,040	2,613	12,201	10,482
Other	6,771	3,108	10,735	30,155	35,642

Total noninterest income	73,059	95,611	71,864	382,332	247,530

Noninterest expense:
Compensation and benefits	80,514	77,009	66,613	313,043	248,606
Professional services	17,807	16,122	18,765	60,807	56,123
Premises and equipment	8,763	7,220	6,372	28,335	23,023
Business development and travel	6,821	5,886	5,695	24,250	20,237
Net occupancy	5,461	4,967	4,910	19,624	19,378
FDIC assessments	2,358	2,302	3,225	10,298	16,498
Correspondent bank fees	2,351	2,336	2,247	9,052	8,379
Provision for unfunded credit commitments	2,266	2,055	1,522	4,397	4,083
Other	8,369	9,554	6,542	30,822	26,491

Total noninterest expense	134,710	127,451	115,891	500,628	422,818

Income before income tax expense	70,174	102,846	44,987	401,880	198,219
Income tax expense	26,284	26,770	11,005	119,087	61,402

Net income before noncontrolling interests	43,890	76,076	33,982	282,793	136,817
Net income attributable to noncontrolling interests	(8,316)	(38,505)	(16,495)	(110,891)	(41,866)

Net income available to common stockholders	$35,574	$37,571	$17,487	$171,902	$94,951

Earnings per common share—basic	$0.82	$0.87	$0.42	$4.00	$2.27
Earnings per common share—diluted	0.81	0.86	0.41	3.94	2.24
Weighted average common shares outstanding—basic	43,366,891	43,232,655	42,067,453	43,004,451	41,773,652
Weighted average common shares outstanding—diluted	43,816,572	43,791,238	42,802,817	43,636,871	42,478,340

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2011	September 30, 2011	December 31, 2010
Assets:
Cash and due from banks	$852,010	$1,742,144	$2,672,725
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	262,938	299,828	403,707

Cash and cash equivalents	1,114,948	2,041,972	3,076,432

Available-for-sale securities	10,536,046	9,639,386	7,917,967
Non-marketable securities	1,004,440	951,963	721,520

Investment securities	11,540,486	10,591,349	8,639,487

Loans, net of unearned income	6,970,082	6,328,588	5,521,737
Allowance for loan losses	(89,947)	(85,246)	(82,627)

Net loans	6,880,135	6,243,342	5,439,110

Premises and equipment, net of accumulated depreciation and amortization	56,471	53,458	44,545
Accrued interest receivable and other assets	376,854	265,242	328,187

Total assets	$19,968,894	$19,195,363	$17,527,761

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$11,861,888	$11,162,776	$9,011,538
Interest-bearing	4,847,648	4,976,446	5,325,403

Total deposits	16,709,536	16,139,222	14,336,941

Short-term borrowings	—	—	37,245
Other liabilities	405,321	254,256	196,037
Long-term debt	603,648	609,557	1,209,260

Total liabilities	17,718,505	17,003,035	15,779,483

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 43,507,932 shares, 43,268,880 shares, and 42,268,201 shares outstanding, respectively	44	43	42
Additional paid-in capital	484,216	472,443	422,334
Retained earnings	999,733	964,159	827,831
Accumulated other comprehensive income	85,399	99,453	24,143

Total SVBFG stockholders’ equity	1,569,392	1,536,098	1,274,350
Noncontrolling interests	680,997	656,230	473,928

Total equity	2,250,389	2,192,328	1,748,278

Total liabilities and total equity	$19,968,894	$19,195,363	$17,527,761

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	December 31, 2011			September 30, 2011			December 31, 2010
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,040,398	$1,514	0.29%	$1,595,176	$1,375	0.34%	$3,340,219	$2,516	0.30%
Available-for-sale securities: (2)
Taxable	9,438,012	40,493	1.70	9,528,645	39,357	1.64	6,781,708	25,929	1.52
Non-taxable (3)	92,252	1,385	5.96	92,268	1,382	5.94	96,393	1,447	5.96
Total loans, net of unearned income (4)	6,394,784	104,895	6.51	6,006,614	101,693	6.72	5,007,127	89,324	7.08

Total interest-earning assets	17,965,446	148,287	3.27	17,222,703	143,807	3.31	15,225,447	119,216	3.11

Cash and due from banks	307,273			286,485			240,561
Allowance for loan losses	(89,552)			(88,315)			(80,347)
Other assets (5)	1,477,403			1,375,637			1,140,539

Total assets	$19,660,570			$18,796,510			$16,526,200

Funding sources:
Interest-bearing liabilities:
NOW deposits	$110,801	$72	0.26%	$89,549	$53	0.23%	$54,645	$58	0.42%
Money market deposits	2,573,761	945	0.15	2,577,617	1,125	0.17	2,264,060	1,573	0.28
Money market deposits in foreign offices	120,242	30	0.10	104,605	26	0.10	108,215	89	0.33
Time deposits	158,216	189	0.47	229,430	236	0.41	369,766	419	0.45
Sweep deposits	1,962,725	247	0.05	2,168,078	275	0.05	2,484,240	1,324	0.21

Total interest-bearing deposits	4,925,745	1,483	0.12	5,169,279	1,715	0.13	5,280,926	3,463	0.26
Short-term borrowings	1,288	—	—	1,250	—	—	56,399	27	0.19
5.375% Senior Notes	347,761	4,813	5.49	347,712	4,812	5.49	347,571	4,811	5.49
3.875% Convertible Notes	—	—	—	—	—	—	248,917	3,547	5.65
Junior Subordinated Debentures	55,401	831	5.95	55,445	829	5.93	55,577	830	5.92
Senior and Subordinated Notes	200,144	534	1.06	201,024	436	0.86	567,362	1,432	1.00
Other long-term debt	2,103	71	13.39	5,840	77	5.23	5,797	81	5.54

Total interest-bearing liabilities	5,532,442	7,732	0.55	5,780,550	7,869	0.54	6,562,549	14,191	0.86
Portion of noninterest-bearing funding sources	12,433,004			11,442,153			8,662,898

Total funding sources	17,965,446	7,732	0.17	17,222,703	7,869	0.18	15,225,447	14,191	0.37

Noninterest-bearing funding sources:
Demand deposits	11,586,280			10,634,757			8,016,091
Other liabilities	312,306			287,030			226,930
SVBFG stockholders’ equity	1,570,556			1,500,452			1,291,361
Noncontrolling interests	658,986			593,721			429,269
Portion used to fund interest-earning assets	(12,433,004)			(11,442,153)			(8,662,898)

Total liabilities and total equity	$19,660,570			$18,796,510			$16,526,200

Net interest income and margin		$140,555	3.10%		$135,938	3.13%		$105,025	2.74%

Total deposits	$16,512,025			$15,804,036			$13,297,017

Average SVBFG stockholders’ equity as a percentage of average assets			7.99%			7.98%			7.81%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(485)			(483)			(507)

Net interest income, as reported		$140,070			$135,455			$104,518

(1)	Includes average interest-bearing deposits in other financial institutions of $416.9 million, $338.4 million, and $245.6 million for the quarters ended December 31, 2011, September 30, 2011, and December, 2010, respectively. For the quarters ended December 31, 2011, September 30, 2011 and December 31, 2010, balance also includes $1.4 billion, $975.1 million and $2.7 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $1.1 billion, $1.0 billion and $748.4 million for the quarters ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Year ended
	December 31, 2011			December 31, 2010
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,974,001	$6,486	0.33%	$3,869,781	$10,960	0.28%
Available-for-sale securities: (2)
Taxable	9,256,688	165,449	1.79	5,249,884	127,422	2.43
Non-taxable (3)	93,693	5,574	5.95	97,443	5,860	6.01
Total loans, net of unearned income (4)	5,815,071	389,830	6.70	4,435,911	319,540	7.20

Total interest-earning assets	17,139,453	567,339	3.31	13,653,019	463,782	3.40

Cash and due from banks	283,596			232,058
Allowance for loan losses	(88,104)			(77,999)
Other assets (5)	1,335,554			1,051,158

Total assets	$18,670,499			$14,858,236

Funding sources:
Interest-bearing liabilities:
NOW deposits	$87,099	$270	0.31%	$51,423	$208	0.40%
Money market deposits	2,508,279	5,131	0.20	1,818,113	5,308	0.29
Money market deposits in foreign offices	130,693	294	0.22	83,253	272	0.33
Time deposits	258,810	1,102	0.43	361,921	1,786	0.49
Sweep deposits	2,346,076	2,065	0.09	2,496,649	7,204	0.29

Total interest-bearing deposits	5,330,957	8,862	0.17	4,811,359	14,778	0.31
Short-term borrowings	16,994	25	0.15	49,972	92	0.18
5.375% Senior Notes	347,689	19,244	5.53	98,081	5,345	5.45
3.875% Convertible Notes	71,108	4,210	5.92	248,056	14,147	5.70
Junior Subordinated Debentures	55,467	3,325	5.99	55,706	3,061	5.49
Senior and Subordinated Notes	317,855	3,151	0.99	559,915	5,895	1.05
Other long-term debt	4,704	294	6.25	6,620	278	4.20

Total interest-bearing liabilities	6,144,774	39,111	0.64	5,829,709	43,596	0.75
Portion of noninterest-bearing funding sources	10,994,679			7,823,310

Total funding sources	17,139,453	39,111	0.23	13,653,019	43,596	0.32

Noninterest-bearing funding sources:
Demand deposits	10,237,844			7,216,968
Other liabilities	268,721			189,475
SVBFG stockholders’ equity	1,448,398			1,230,569
Noncontrolling interests	570,762			391,515
Portion used to fund interest-earning assets	(10,994,679)			(7,823,310)

Total liabilities and total equity	$18,670,499			$14,858,236

Net interest income and margin		$528,228	3.08%		$420,186	3.08%

Total deposits	$15,568,801			$12,028,327

Average SVBFG stockholders’ equity as a percentage of average assets			7.76%			8.28%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,951)			(2,051)

Net interest income, as reported		$526,277			$418,135

(1)	Includes average interest-bearing deposits in other financial institutions of $324.2 million and $217.4 million for the years ended December 31, 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, balance also includes $1.4 billion and $3.5 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $957.7 million and $686.8 million for the years ended December 31, 2011 and 2010, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Equity warrant assets:
Gains on exercise, net	$5,887	$2,372	425	$17,864	5,524
Change in fair value (1):
Cancellations and expirations	(116)	(386)	(449)	(1,806)	(3,488)
Other changes in fair value	8,293	3,532	3,507	21,381	4,520

Total net gains on equity warrant assets (2)	$14,064	$5,518	$3,483	$37,439	$6,556

(1)	At December 31, 2011, we held warrants in 1,174 companies, compared to 1,151 companies at September 30, 2011 and 1,157 companies at December 31, 2010.
(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Weighted average common shares outstanding—basic	43,367	43,233	42,067	43,004	41,774
Effect of dilutive securities:
Stock options and employee stock purchase plan	327	452	636	517	641
Restricted stock units	123	106	100	116	63

Total effect of dilutive securities	450	558	736	633	704

Weighted average common shares outstanding—diluted	43,817	43,791	42,803	43,637	42,478

Capital Ratios

	December 31, 2011	September 30, 2011	December 31, 2010
SVBFG:
Total risk-based capital ratio	13.95%	14.81%	17.35%
Tier 1 risk-based capital ratio	12.62	13.42	13.63
Tier 1 leverage ratio	7.92	8.01	7.96
Tangible common equity to tangible assets ratio (1)	7.86	8.00	7.27
Tangible common equity to risk-weighted assets ratio (1)	13.25	14.21	13.54

Silicon Valley Bank:
Total risk-based capital ratio	12.33%	13.07%	15.48%
Tier 1 risk-based capital ratio	10.96	11.63	11.61
Tier 1 leverage ratio	6.87	6.93	6.82
Tangible common equity to tangible assets ratio (1)	7.18	7.31	6.61
Tangible common equity to risk-weighted assets ratio (1)	11.75	12.60	11.88

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentration

	Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	December 31, 2011	September 30, 2011	December 31, 2010
Commercial loans:
Software	$745,772	$641,359	$329,297
Hardware	355,188	197,852	85,760
Venture capital/private equity	490,810	463,299	409,398
Life science	291,832	195,733	189,565
Premium wine (1)	5,400	4,800	6,500
Other	157,714	153,424	172,522

Total commercial loans	2,046,716	1,656,467	1,193,042

Real estate secured loans:
Premium wine (1)	77,125	77,428	47,314
Consumer loans (2)	18,932	19,985	—

Total real estate secured loans	96,057	97,413	47,314

Consumer loans (2)	48,000	45,020	39,200

Total loans individually equal to or greater than $20 million	2,190,773	1,798,900	1,279,556

Total loans individually less than $20 million	4,839,548	4,583,335	4,287,649

Total gross loans	$7,030,321	$6,382,235	$5,567,205

Loans individually equal to or greater than $20 million as a percentage of total gross loans	31.2%	28.2%	23.0%
Total clients with loans individually equal to or greater than $20 million	71	60	38
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium Wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period end balances at
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Nonperforming loans and assets:
Gross nonperforming loans:
Loans past due 90 days or more still accruing interest	$—	$—	$44
Impaired loans	36,617	40,506	39,426

Total gross nonperforming loans	$36,617	$40,506	$39,470

Nonperforming loans as a percentage of total gross loans	0.52%	0.63%	0.71%
Nonperforming loans as a percentage of total assets	0.18	0.21	0.23
Allowance for loan losses	$89,947	$85,246	$82,627
As a percentage of total gross loans	1.28%	1.34%	1.48%
As a percentage of total gross nonperforming loans	245.64	210.45	209.34
Allowance for loan losses for impaired loans	$3,707	$5,979	$6,936
As a percentage of total gross loans	0.05%	0.09%	0.12%
As a percentage of total gross nonperforming loans	10.12	14.76	17.57
Allowance for loan losses for total gross performing loans	$86,240	$79,267	$75,691
As a percentage of total gross loans	1.23%	1.24%	1.36%
As a percentage of total gross performing loans	1.23	1.25	1.37
Reserve for unfunded credit commitments (1)	$21,811	$19,546	$17,414
Total gross loans	7,030,321	6,382,235	5,567,205
Total gross performing loans	6,993,704	6,341,729	5,527,735
Total unfunded credit commitments	7,206,379	6,764,629	6,270,505

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

Average Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Client directed investment assets	$8,200	$8,063	$9,218	$8,683	$9,279
Client investment assets under management	9,656	9,541	7,080	8,803	6,432
Sweep money market funds	603	312	—	250	—

Total average client investment funds	$18,459	$17,916	$16,298	$17,736	$15,711

(1)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $18.7 billion at both December 31, 2011 and September 30, 2011, compared to $16.9 billion at December 31, 2010. The increase in average total client investment funds from the third quarter to the fourth quarter of 2011 was primarily due to a steadily improving funding environment for both private and public clients, as well as our increased efforts to guide clients towards products that are more appropriate for them, resulting in a shift of deposits off the balance sheet.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests— As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•

Gains of $37.3 million, $23.6 million and $1.1 million from the sales of certain available-for-sale securities in the second quarter of 2011, the third quarter of 2010 and the second quarter of 2010, respectively.

•

Net gains of $3.1 million from the repurchase of $108.6 million aggregate principal amount of our 5.70% Senior Notes and $204.0 million aggregate principal amount of our 6.05% Subordinated Notes and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio— These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio— These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•

Non-GAAP operating efficiency ratio— This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

	Three months ended					Year ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income available to common stockholders	$35,574	$37,571	$65,750	$33,007	$17,487	$171,902	$94,951
Less: gains on sales of certain available-for-sale securities (1)	—	—	(37,314)	—	—	(37,314)	(24,699)
Tax impact of gains on sales of available-for-sale securities	—	—	14,810	—	—	14,810	9,830
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	—	—	(3,123)	—	—	(3,123)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	1,240	—	—	1,240	—

Non-GAAP net income available to common stockholders	$35,574	$37,571	$41,363	$33,007	$17,487	$147,515	$80,082

GAAP earnings per common share — diluted	$0.81	$0.86	$1.50	$0.76	$0.41	$3.94	$2.24
Less: gains on sales of certain available-for-sale securities (1)	—	—	(0.85)	—	—	(0.86)	(0.58)
Tax impact of gains on sales of available-for-sale securities	—	—	0.34	—	—	0.34	0.23
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	—	—	(0.07)	—	—	(0.07)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	0.03	—	—	0.03	—

Non-GAAP earnings per common share — diluted	$0.81	$0.86	$0.95	$0.76	$0.41	$3.38	$1.89

Weighted average diluted common shares outstanding	43,816,572	43,791,238	43,739,743	43,426,306	42,802,817	43,636,871	42,478,340

(1)	Gains on the sales of $1.4 billion, $492.9 million and $157.9 million in certain available-for-sale securities in the second quarter of 2011, the third quarter of 2010 and the second quarter of 2010, respectively.
(2)	Net gains of $3.1 million from the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps in the second quarter of 2011.

	Three months ended					Year ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Non-GAAP net income available to common stockholders	$35,574	$37,571	$41,363	$33,007	$17,487	$147,515	$80,082
Average assets	$19,660,570	$18,796,510	$18,254,531	$17,950,204	$16,526,200	$18,670,499	$14,858,236

Non-GAAP return on average assets (annualized)	0.72%	0.79%	0.91%	0.75%	0.42%	0.79%	0.54%

Average SVBFG stockholders’ equity	$1,570,556	$1,500,452	$1,404,391	$1,314,811	$1,291,361	$1,448,398	$1,230,569

Non-GAAP return on average SVBFG stockholders’ equity (annualized)	8.99%	9.93%	11.81%	10.18%	5.37%	10.18%	6.51%

	Three months ended					Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP noninterest income	$73,059	$95,611	$123,708	$89,954	$71,864	$382,332	$247,530
Less: income attributable to noncontrolling interests, including carried interest	10,977	41,239	26,558	43,562	19,785	122,336	54,186

Noninterest income, net of noncontrolling interests	62,082	54,372	97,150	46,392	52,079	259,996	193,344
Less: gains on sales of certain available-for-sale securities	—	—	37,314	—	—	37,314	24,699

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$62,082	$54,372	$59,836	$46,392	$52,079	$222,682	$168,645

	Three months ended					Year ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP net gains on investment securities	$19,755	$52,262	$71,680	$51,337	$25,940	$195,034	$93,360
Less: income attributable to noncontrolling interests, including carried interest	12,259	42,961	26,437	43,385	19,427	125,042	52,586

Net gains on investment securities, net of noncontrolling interests	7,496	9,301	45,243	7,952	6,513	69,992	40,774
Less: gains on sales of certain available-for-sale securities	—	—	37,314	—	—	37,314	24,699

Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$7,496	$9,301	$7,929	$7,952	$6,513	$32,678	$16,075

	Three months ended					Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP noninterest expense	$134,710	$127,451	$121,032	$117,435	$115,891	$500,628	$422,818
Less: amounts attributable to noncontrolling interests	2,699	2,766	2,621	3,481	3,298	11,567	12,348
Less: net gain from note repurchases and termination of corresponding interest rate swaps	—	—	(3,123)	—	—	(3,123)	—

Non-GAAP noninterest expense, net of noncontrolling interests	$132,011	$124,685	$121,534	$113,954	$112,593	$492,184	$410,470

GAAP taxable equivalent net interest income	$140,555	$135,938	$130,929	$120,806	$105,025	$528,228	$420,186
Less: income attributable to noncontrolling interests	38	32	45	7	8	122	28

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	140,517	135,906	130,884	120,799	105,017	528,106	420,158
Non-GAAP noninterest income, net of noncontrolling interests	62,082	54,372	59,836	46,392	52,079	222,682	168,645

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$202,599	$190,278	$190,720	$167,191	$157,096	$750,788	$588,803

Non-GAAP operating efficiency ratio	65.16%	65.53%	63.72%	68.16%	71.67%	65.56%	69.71%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
GAAP non-marketable securities	$1,004,440	$951,963	$875,194	$798,064	$721,520
Less: noncontrolling interests in non-marketable securities	647,432	605,558	543,548	488,013	423,400

Non-GAAP non-marketable securities, net of noncontrolling interests	$357,008	$346,405	$331,646	$310,051	$298,120

SVBFG non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
GAAP SVBFG stockholders’ equity	$1,569,392	$1,536,098	$1,436,893	$1,313,574	$1,274,350
Less: intangible assets	601	650	709	749	847

Tangible common equity	$1,568,791	$1,535,448	$1,436,184	$1,312,825	$1,273,503

GAAP total assets	$19,968,894	$19,195,363	$19,366,735	$18,618,266	$17,527,761
Less: intangible assets	601	650	709	749	847

Tangible assets	$19,968,293	$19,194,713	$19,366,026	$18,617,517	$17,526,914

Risk-weighted assets	$11,837,902	$10,808,233	$10,470,533	$10,004,948	$9,406,677

Tangible common equity to tangible assets	7.86%	8.00%	7.42%	7.05%	7.27%
Tangible common equity to risk-weighted assets	13.25	14.21	13.72	13.12	13.54

Silicon Valley Bank non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Tangible common equity	$1,346,854	$1,317,325	$1,216,268	$1,107,544	$1,074,561

Tangible assets	$18,758,813	$18,016,695	$18,225,561	$17,397,095	$16,268,589

Risk-weighted assets	$11,467,401	$10,453,446	$10,075,105	$9,655,938	$9,047,907

Tangible common equity to tangible assets	7.18%	7.31%	6.67%	6.37%	6.61%
Tangible common equity to risk-weighted assets	11.75	12.60	12.07	11.47	11.88